SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMISSION FILE NUMBER:

GOLDEN PATRIOT, CORP.
(Exact name of small business issuer as specified in its charter)
Nevada		98-0202944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3000 Marcus Avenue, Suite 3W4, New Hyde Park, New York		11042
(Address of principal executive offices)		(Zip Code)
516-488-5400 (Issuer's Telephone Number, including Area Code)
Non-Qualified Stock Option Agreement with Clive Ashworth

(Full Title of the Plan)

Thomas E. Stepp, Jr.

STEPP LAW GROUP

32 Executive Park

Suite 105

Irvine, California 92614-6742

(Name and Address of Agent for Service)

949.660.9700

 (Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	2,000,000	$ 0.10	$200,000	$25.34

(1)

Consists of underlying shares pursuant to Non-Qualified Stock Option Agreement with Clive Ashworth

PART I

Item 1. The Plan Information.

Golden Patriot, Corp. (“we”, “our”) entered into a Non-Qualified Stock Option Agreement (“Option Agreement”) pursuant to our 2005 B Non-Qualified Stock Option Plan (“2005 B Option Plan”) with Clive Ashworth on October 11, 2005.  A copy of the 2005 B Option Plan is included in this Registration Statement as Exhibit 10.1 and incorporated herein by reference.

Option Plans

The 2005 B Option Plan is effective from August 15, 2005 until December 31, 2010, within these terms we can grant options to persons eligible to participate in the 2005 B Option Plan.

Any Option shall be exercisable at such times, in such amounts and during such period or periods as we shall determine at the date of the grant of such Option.  To the extent that an Option is not exercised within the period of exerciseability, the unexercised amount of such Option will expire.

The Options are not transferable during the lifetime on the optionee, but may be exercised by the optionee’s heirs for up to six months after the optionee’s death.

The administrator of our Option Plans is our sole director, Bradley Rudman.  We may at any time and for any or no reason suspend or terminate the 2005 B Option Plan.  No Options may be granted pursuant to the 2005 B Option Plan while the 2005 B Option Plan is suspended or after the 2005 B Option Plan has terminated.  Options granted while the 2005 B Option Plan is in effect will not be altered or impaired by the subsequent suspension or termination of the 2005 B Option Plan.

The total number of shares of our common stock which may be purchased pursuant to the exercise of Options shall not exceed five million (5,000,000) shares of our authorized common stock, $0.001 par value per share.

The Options may only be granted to our director, officers, employees as well as selected and qualified independent contractors.

Option Agreement

On October 11, 2005, Mr. Ashworth was granted the right and option to purchase up to 2,000,000 of our shares at an exercise price of $0.10 per share until January 9, 2006, pursuant to our 2005 B Option Plan.  The option to purchase the aggregate of 2,000,000 of our shares was fully vested on October 11, 2005.  A copy of the Option Agreement is included in this Registration Statement as Exhibit 10.2 and incorporated herein by reference.

Mr. Ashworth may exercise his Options by delivering a notice of exercise to us accompanied by a certified or cashier's check, or promissory note in payment of the Option purchase price.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of the registration statement, are available to 2005 B Option Plan participants without charge, upon written or oral request, and these documents are incorporated by reference in this prospectus. Also available to 2005 B Option Plan participants, without charge, upon written or oral request, are any documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act of 1933, as amended. Any such request should be directed to Bradley Rudman, our President and Sole Director, 3000 Marcus Avenue, Suite 3W4, New Hyde Park, New York, 516-488-5400.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate the following documents by reference in this Registration Statement:

(a)

Our latest amended Quarterly Report on Form 10-QSB/A for the quarter ended July 31, 2005 filed with the Securities and Exchange Commission on September 21, 2005;

(b)

Our latest Annual Report on Form 10-KSB for the year ended April 30, 2005 filed with the Securities and Exchange Commission on August 15, 2005;

(c)

Our current reports on Form 8-K

filed with the Securities and Exchange Commission on June 13, 2005, June 23, 2005, June 28, 2005, June 29, 2005, July 19, 2005, July 20, 2005, August 16, 2005, August 25, 2005, August 26, 2005, September 12, 2005, September 28, 2005, October 3, 2005, and October 17, 2005;

(d)

The description of our common stock contained in the registration statement on Form 10-SB filed with the Securities and Exchange Commission on August 9, 2001, as amended on November 26, 2001; and

(e)

All other reports (and documents) filed by us after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No “expert”, as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our “counsel”, as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the registrant, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of the Registration Statement.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and shareholders and other items.  Our Articles of Incorporation and Bylaws also contain extensive indemnification provisions, which permit us to indemnify our officers and directors to the maximum extent provided by Nevada law.  Pursuant to our Articles of Incorporation and under Nevada law, our directors and officers are generally not liable to us or our shareholders for damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act of any such officer or director constituted a breach of his fiduciary duties; and (ii) his or her breach of those duties involve intentional misconduct, fraud or a knowing violation of law.

On June 20, 2005 and June 1, 2001, we entered into Indemnification Agreements with our director and corporate secretary, respectively, which provide the indemnitee with the maximum indemnification allowed under applicable law.  Since the Nevada statutes are non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable.  The indemnification agreement provides a scheme of indemnification, which may be broader than that specifically provided by Nevada law.  It has not yet been determined, however, to what extent the indemnification expressly permitted by Nevada law may be expanded, and therefore the scope of indemnification provided by the indemnification agreement may be subject to future judicial interpretation.

The indemnification agreement provides that we are to indemnify an indemnitee, who is or was a party or becomes a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was one of our directors, officers, key employees or agents.  We are to advance all expenses, judgments, fines, penalties and amounts paid in settlement incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above.  The indemnitee is to repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us.  Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from our assets, thereby affecting a shareholder's investment.

IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION,  INDEMNIFICATION FOR  LIABILITIES  ARISING  PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

3.1

Articles of Incorporation*

3.2

Certificate of Amendment to Articles of Incorporation**

3.3

Bylaws*

5          Opinion of Stepp Law Group

10.1    2005 B Non-Qualified Stock Option Plan

10.2    2005 B Non-Qualified Stock Option Agreement with Clive Ashworth dated October 11, 2005

23.1     Consent of Stepp Law Group (contained in its opinion filed as Exhibit 5 to the Registration Statement)

23.2

Consent of Amisano Hanson

*Filed as exhibits to our Registration Statement on Form 10-SB on August 9, 2001, and incorporated herein by this reference.

** Filed as an exhibit to our Annual Report on Form 10-KSB on July 29, 2003, and incorporated herein by this reference.

Item 9. Undertakings.

     The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to specify in the prospectus any facts or events occurring after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the registrant pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act  (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies it has reasonable grounds to believe that the registrant satisfies all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on October 31, 2005

GOLDEN PATRIOT, CORP.

a Nevada corporation

/s/ Bradley Rudman

_____________________

Bradley Rudman, Sole Director and President

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following person in the capacity indicated on October 31, 2005, who is the sole director of the registrant and who shall administer and enforce the Stock Option Agreement with Clive Ashworth.

Signature and Title

/s/ Bradley Rudman

______________________

Bradley Rudman, Sole Director and President, Administrator